EXHIBIT 4.2

2001 STOCK PURCHASE PLAN FOR OFFICERS AND EMPLOYEES
OF
CALAVO GROWERS, INC.

1.	PURPOSE OF THE PLAN.

     Pursuant to this 2001 Stock Purchase Plan for Officers and Employees (the “Plan”) of Calavo Growers, Inc., a California corporation (the “Company”), officers and employees of the Company and its subsidiaries are eligible to receive awards (“Stock Purchase Awards”) that entitle them to purchase shares of the common stock of the Company, par value $0.001 per share (“Common Stock”). The purpose of the Plan is to align the interests of the Company’s officers and employees more closely with those of the Company’s shareholders by providing stock ownership opportunities to selected officers and employees. The Company believes that providing its officers and employees with stock ownership in the Company will enhance the long-term growth of the Company and enable it to attract and retain qualified officers and employees.

2.	ELIGIBILITY TO RECEIVE STOCK PURCHASE AWARDS.

     The Administrator (as defined below) may, from time to time, make Stock Purchase Awards to some or all of the officers and employees of the Company and its subsidiaries. Each Stock Purchase Award will entitle its recipient to purchase shares of Common Stock on the terms and conditions that are described in the Plan, in a Stock Purchase Award notice delivered by the Company and in a stock purchase agreement (the “Stock Purchase Agreement”) between the Company and the officer or employee. No Stock Purchase Awards shall be made under the Plan to any person who is not an officer or employee of the Company or a subsidiary on the date of the Stock Purchase Award. The term “subsidiary” as used in the Plan means a subsidiary corporation of the Company as defined in Section 424(f) or any other applicable provision of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise expressly indicated, references in the Plan to officers and employees of the Company include officers and employees of the Company’s subsidiaries.

3.	STOCK SUBJECT TO THE PLAN; MAXIMUM NUMBER OF GRANTS.

     Subject to the adjustment provisions of Section 5.14 of the Plan, the total number of shares of Common Stock which may be offered under, or issued under Stock Purchase Awards granted pursuant to, the Plan shall not exceed Two Million (2,000,000) shares of Common Stock. The shares covered by the portion of any Stock Purchase Award under the Plan that expires, terminates or is cancelled unexercised shall become available again for grants under the Plan. If shares of Common Stock sold under the Plan are repurchased or otherwise reacquired by the Company, the number of shares so repurchased or reacquired shall again be available under the Plan.

4.	ADMINISTRATION.

     4.1 The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by a committee (the “Committee”) to which administration of the Plan, or of part of the Plan, is delegated by the Board (in either case, the “Administrator”). The Board shall appoint and remove members of the Committee in its discretion in accordance with applicable laws. If necessary in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 162(m) of the Code, the Committee shall, in the Board’s discretion, be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act or “outside directors” within the meaning of Section 162(m) of the Code. The foregoing notwithstanding, the Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper, and the Board, in its discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

     4.2 Subject to the other provisions of the Plan, the Administrator shall have the authority, in its discretion: (i) to grant Stock Purchase Awards; (ii) to determine the fair market value of the Common Stock subject to Stock Purchase Awards; (iii) to determine the purchase price of Common Stock subject to Stock Purchase Awards; (iv) to determine the persons to whom, and the time or times at which, Stock Purchase Awards shall be granted and the number of shares subject to each Stock Purchase Award; (v) to construe and interpret the terms and conditions of the Plan, of any Stock Purchase Agreement and all Stock Purchase Awards granted under the Plan; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine all other terms and conditions of each Stock Purchase Award granted under the Plan (which need not be identical); (viii) with the consent of the Stock Purchase Award holder, to rescind any Stock Purchase Award and to amend the terms of any Stock Purchase Award or Stock Purchase Agreement; (ix) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of a Stock Purchase Award; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan, any Stock Purchase Award or Stock Purchase Agreement. The Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper.

     4.3 All questions of interpretation, implementation and application of the Plan or any Stock Purchase Award or Stock Purchase Agreement shall be determined by the Administrator, which determination shall be final and binding on all persons.

5.	TERMS AND CONDITIONS OF STOCK PURCHASE AWARDS.

     5.1 Selection of Stock Purchase Award Recipients. The Administrator shall determine the officers and employees who shall receive Stock Purchase Awards and the date of each Stock Purchase Award. Promptly after selecting an officer or employee to receive a Stock Purchase Award, the Administrator shall notify the officer or employee of the principal terms of the award. No Stock Purchase Awards may be made more than ten (10) years after the effective date of the Plan.

     5.2 Number of Shares Covered by Each Stock Purchase Award. The Administrator shall determine the number of shares of Common Stock to be covered by each Stock Purchase Award. However, subject to the adjustment provisions of Section 5.14 of the Plan, no officer or employee shall be granted Stock Purchase Awards during any twelve-month period covering more than One Hundred Thousand (100,000) shares of Common Stock.

     5.3 Amount of the Purchase Price. The purchase price of each share of Common Stock that is subject to a Stock Purchase Award shall be determined by the Administrator. However, the purchase price shall not be less than the fair market value of the Common Stock (determined as set forth below in Section 5.16) on the date of the Stock Purchase Award.

     5.4 Method of Paying the Purchase Price. With respect to each Stock Purchase Award, the Administrator shall determine whether the purchase price of the shares of Common Stock covered by the award is payable (i) by cash or check and/or (ii) by the officer’s or employee’s full recourse promissory note for all or part of the purchase price on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest or original issue discount would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of Common Stock acquired upon exercise of the Stock Purchase Award).

     5.5 Manner of Stock Purchase Award Exercise. An officer or employee who desires to purchase shares of Common Stock pursuant to a Stock Purchase Award must, within thirty (30) days after the date of the Stock Purchase Award or within such longer period as the Administrator permits in its discretion, exercise the Stock Purchase Award by giving written notice to the Company at its principal executive office, to the attention of the Company’s Chief Financial Officer or other officer of the Company designated by the Administrator. The notice must specify the number of shares to be purchased by the officer or employee. If the Administrator elected to provide the officer or employee with the right to pay part or all of the purchase price with a full recourse promissory note, the notice must also specify the portion of the purchase price (if any) that the officer or employee desires to pay with a promissory note. The notice shall contain any other information required by the Administrator. Failure to deliver a timely notice to the Company shall constitute the officer’s or employee’s irrevocable election to purchase none of the shares of Common Stock that are the subject of the Stock Purchase Award.

     5.6 Delivery of the Purchase Price and Execution of a Stock Purchase Agreement. Within sixty (60) days after the date of the Stock Purchase Award (or such longer period as the

Administrator permits in its discretion), each officer or employee who has elected to purchase some or all of the shares of Common Stock that are the subject of a Stock Purchase Award shall deliver to the Company (i) a promissory note for the portion of the purchase price that the officer or employee has elected to pay on a deferred basis pursuant to the terms and conditions of the Stock Purchase Award, (ii) cash or a check for the balance of the purchase price, (iii) an executed Stock Purchase Agreement, and (iv) any financing statements and other documents requested by the Administrator in order to evidence and secure the officer’s or employee’s purchase of the shares of Common Stock. The Administrator shall determine the form of the promissory note and the Stock Purchase Agreement, which may contain such terms and conditions not inconsistent with the Plan as may be determined by the Administrator. The Stock Purchase Agreement may evidence the officer’s or employee’s pledge of shares of Common Stock to secure payment of the promissory note or, if determined by the Administrator, the security agreement may be contained in the promissory note or in a separate document approved by the Administrator. In the event of a conflict between the terms or conditions of a promissory note, Stock Purchase Agreement or other document and the terms and conditions of the Plan, the terms and conditions of the Plan shall govern. Failure by an officer or employee to deliver the purchase price, Stock Purchase Agreement and/or other required documents on a timely basis shall constitute the officer’s or employee’s irrevocable election to purchase none of the shares of Common Stock that are the subject of the Stock Purchase Award.

     5.7 Non-Transferability of Stock Purchase Awards. No Stock Purchase Award granted under the Plan may be assigned or otherwise transferred by an officer or employee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution and, during the life of the officer or employee, a Stock Purchase Award shall be exercisable only by him or her.

     5.8 Withholding Taxes. At the time of the purchase of shares of Common Stock pursuant to a Stock Purchase Award and as a condition thereto, or at such other time as the amount of such obligation becomes determinable, the officer or employee shall remit to the Company by cash or check any and all applicable federal and state withholding and employment taxes in an amount determined by the Administrator.

     5.9 Shareholder Rights. The date that the Company receives the purchase price and the executed Stock Purchase Agreement and other documents described above in Section 5.6 will be considered as the date the officer or employee acquired the shares of Common Stock as to which the Stock Purchase Award was exercised. The officer or employee shall have all of the rights of a shareholder with respect to such shares, including, without limitation, voting rights and the right to any dividends that may be declared and paid by the Company on shares of Common Stock, with respect to such acquired shares, notwithstanding his or her delivery of a promissory note to the Company with respect to all or a portion of the purchase price of such shares. However, until payment in full of any such promissory note, the shares of Common Stock that are purchased by the officer or employee shall remain subject to all of the Company’s rights and remedies upon the exercise of its security interest in the shares if the officer or employee is in default under the promissory note. Furthermore, any certificate or other document that the Company issues to the officer or employee to evidence his or her ownership of the shares of Common Stock shall refer to the Company’s security interest until the full amount of the promissory note has been paid.

     5.10 Restrictions on the Transfer of the Shares. Until the officer or employee has paid all principal and accrued interest on any promissory note that the officer or employee delivered to the Company pursuant to Section 5.6 above in connection with the purchase of shares of Common Stock, the officer or employee shall not be entitled to sell, pledge or otherwise transfer any of such shares, and any such attempted sale, pledge or other transfer shall be void. Furthermore, (i) the sale, pledge or other transfer of such shares shall at all times be subject to the restrictions on transfer that are contained in Article VI of the Company’s Bylaws, and (ii) the Administrator shall have discretion to place rights of first refusal in favor of the Company in some or all Stock Purchase Agreements.

     5.11 Termination of Employment. If an officer or employee terminates his or her employment with the Company (including its subsidiaries) for any reason or for no stated reason, or if the Company terminates such officer’s or employee’s employment with or without cause, any promissory note that the officer or employee delivered to the Company pursuant to Section 5.6 above in connection with the purchase of shares of Common Stock shall remain payable in accordance with its terms and conditions. If the employment of the officer or employee terminates (by reason of death or for any other reason) after receipt of a Stock Purchase Award but prior to the date that he or she has exercised the Stock Purchase Award pursuant to Section 5.5 above or delivered the purchase price pursuant to Section 5.6 above, the Stock Purchase Award shall terminate effective as of the date of the termination of the officer’s or employee’s employment unless the Administrator elects in its discretion to permit the former officer or employee (or his or her heirs) to exercise the Stock Purchase Award and pay for the shares of Common Stock as described above in Sections 5.5 and 5.6.

     5.12 Securities Act Compliance. Shares of Common Stock shall not be issued pursuant to the exercise of a Stock Purchase Award unless the Administrator determines that the exercise of such Stock Purchase Award and the issuance and delivery of such shares pursuant thereto will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), applicable state and foreign securities laws and the requirements of any stock exchange or Nasdaq market system upon which the Common Stock may be listed. The inability of the Company to obtain from any applicable regulatory body a permit, order or approval deemed by the Administrator to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite permit, order or approval shall not have been obtained. As a condition to the exercise of any Stock Purchase Award, the Administrator may require an officer or employee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be reasonably requested by the Administrator.

     5.13 Non-Competition Agreement. As a further condition to the receipt of Common Stock pursuant to the exercise of a Stock Purchase Award, an officer or employee may be required not to render services for any organization, or to engage directly or indirectly in any business, competitive with the Company at any time during which a Stock Purchase Award is outstanding and for up to two (2) years after the receipt of Common Stock pursuant to the exercise of a Stock Purchase Award.

     5.14 Changes in Capital Structure. Subject to Section 5.15 below, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Administrator, in its discretion, in (i) the number and class of shares of stock subject to the Plan and each Stock Purchase Award outstanding under the Plan and (ii) the purchase price of each outstanding Stock Purchase Award; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Any adjustment, however, in an outstanding Stock Purchase Award shall be made without change in the total purchase price applicable to the Stock Purchase Award but with a corresponding adjustment in the price for each share covered by the unexercised portion of the Stock Purchase Award. Adjustments under this Section 5.14 shall be made by the Administrator, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. If an adjustment under this Section 5.14 would result in a fractional share interest under a Stock Purchase Award or any installment, the Administrator’s decision as to inclusion or exclusion of that fractional share interest shall be final, but no fractional shares of stock shall be issued under the Plan on account of any such adjustment.

     5.15 Corporate Transactions. Except as otherwise provided in the applicable Stock Purchase Agreement, in the event of a Corporate Transaction (as defined below), the Administrator shall, as promptly as practicable before the occurrence of the Corporate Transaction, notify each officer or employee who holds an unexercised Stock Purchase Award or a Stock Purchase Award for which the purchase price has not been delivered pursuant to Section 5.6 above. Immediately prior to the consummation of such Corporate Transaction, all unexercised Stock Purchase Awards shall terminate and all Stock Purchase Awards for which the purchase price has not been delivered pursuant to Section 5.6 shall terminate, unless the Administrator determines, in its discretion, to provide that all or certain of the outstanding Stock Purchase Awards shall be assumed or an equivalent Stock Purchase Award substituted by an applicable successor corporation or other entity or any affiliate of the successor corporation or entity. A “Corporate Transaction” means (a) a liquidation or dissolution of the Company; (b) a merger or consolidation of the Company with or into another corporation or entity as a result of which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary of the Company); (c) a sale of all or substantially all of the assets of the Company; or (d) a purchase or other acquisition of beneficial ownership of more than fifty percent (50%) of the outstanding capital stock of the Company in a single transaction or a series of related transactions by one person or more than one person acting in concert (excluding, however, a purchase of stock by the Company or by a Company-sponsored employee benefit plan). The occurrence of a Corporate Transaction shall not relieve an officer or employee of the obligation to make payments of principal and accrued interest on any promissory note that has been delivered to the Company pursuant to Section 5.6 above.

     5.16 Determination of Value. For purposes of the Plan, the fair market value of Common Stock (or of other stock or securities) of the Company shall be determined as follows:

          5.16.1 If the stock is listed on a securities exchange, the Nasdaq National Market, the Nasdaq Small Cap Market or is otherwise regularly quoted by a recognized securities dealer and if closing prices are reported, its fair market value shall be the closing price of such stock on the last business day preceding the date on which the fair market value of the stock is to be determined, but if closing prices are not reported, its fair market value shall be the average of the high bid and low asked quoted prices for such stock on the last business day preceding the date on which the fair market value of the stock is to be determined (or if there are no closing or quoted prices for such specified business day, then for the last preceding business day on which there were closing or quoted prices).

          5.16.2 In the absence of an established market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company’s net worth, prospective earning power, dividend-paying capacity and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management and the values of the stock of other corporations in the same or a similar line of business.

6.	NO GUARANTEE OF CONTINUED EMPLOYMENT; DISCRETIONARY NATURE OF THE PLAN; FINANCIAL STATEMENTS.

     Neither the Plan nor the granting of any Stock Purchase Award shall interfere with or limit in any way the Company’s right to terminate the employment of any officer or employee at any time and with or without cause. The granting of the right to purchase shares of Common Stock under the Plan, and the terms and conditions of each such grant, shall be entirely discretionary with the Administrator, and nothing in the Plan shall be deemed to give any officer or employee any right to participate in the Plan or to purchase shares of Common Stock unless and until the Administrator elects to make a Stock Purchase Award to such officer or employee. On an annual basis, the Company shall deliver copies of its audited financial statements to all persons who hold shares of Common Stock that they have purchased under the Plan, or who hold outstanding Stock Purchase Awards, at the time that it delivers its audited financial statements to its other shareholders in compliance with applicable provisions of the Exchange Act in connection with its annual meeting of shareholders.

7.	NON-EXCLUSIVITY OF THE PLAN.

     The Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and other stock purchase rights to directors, officers, employees and other persons other than under the Plan.

8.	AMENDMENT OR TERMINATION OF THE PLAN.

     The Board may at any time amend, suspend or terminate the Plan. If not earlier terminated, the Plan shall automatically terminate ten (10) years after the date of its adoption by the Board. Except as provided in Section 5.15 with respect to a Corporate Transaction, termination of the Plan shall not affect the terms and conditions of any outstanding Stock Purchase Awards. Without the consent of the affected officer or employee, no amendment or suspension of the Plan may adversely affect outstanding Stock Purchase Awards except to conform the Plan to the requirements of applicable laws. Neither the Plan nor any amendment, suspension or termination of the Plan shall require shareholder approval unless (i) shareholder approval is required under other applicable laws or under the regulations of any stock exchange or Nasdaq market system on which the Common Stock is listed or (ii) the Board otherwise concludes that shareholder approval is advisable.

9.	EFFECTIVE DATE OF THE PLAN; GOVERNING LAW.

     The effective date of the Plan is December 17, 2001. The Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to conflict-of-law principles.

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